UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

_________________

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520, McLean, Virginia (Address of Principal Executive Office)		22102 (Zip Code)
Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, WidePoint Corporation (the “Company”) appointed Jeffrey O. Nyweide as the Company’s new Chief Executive Officer and President. Mr. Nyweide was also appointed to the Company’s Board of Directors as a Class II Director for a term to expire in 2017. Steve L. Komar is remaining with the Company as the Chairman of its Board of Directors.

Prior to his appointment as Chief Executive Officer and President of the Company, Mr. Nyweide, age 60, provided strategic and business operations consulting services. From 2005 through 2013, he served as Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary of GlobalOptions Group, Inc. Prior to that time, Mr. Nyweide had been Chief Financial Officer and Executive Vice President-Corporate Development of privately-held GlobalOptions, Inc. since April 2003. Mr. Nyweide has been a Venture Partner with Millennium Technology Ventures, L.P., a New York-based venture capital firm, from 2001 until 2005. From 1987 to 2000, he co-founded and then grew Dataware Technologies, Inc., a software and services company, as Director, President and Chief Operating Officer, and took the company public. In 1995, he helped found Northern Light Technology LLC. Mr. Nyweide has significant experience in mergers and acquisitions, finance and operations, as well as with establishing international business in Europe and Asia from prior experience as a founder and managing director of Quantum Management in Greenwich, Connecticut and Munich, Germany. His previous experience in the services and solutions business also includes sales, marketing and operating experience as an executive with The Service Bureau Company, a subsidiary of Control Data Corporation, in Chicago, Atlanta and Greenwich. There are no arrangements between Mr. Nyweide and any other person pursuant to which Mr. Nyweide was elected to serve as the Company’s Chief Executive Officer and a Director, nor are there any transactions in which the Company is a participant in which Mr. Nyweide has a material interest.

In consideration of Mr. Nyweide’s appointment, he entered into a three year employment agreement providing the following: (i) an annual base salary of $300,000 (increasing $25,000 annually); (ii) an annual bonus opportunity equal to 50% of the base salary based on the Company achieving performance goals determined by the Compensation Committee of the Board of Directors (payable one-half in cash and one-half in common stock of the Company); (iii) a stock option grant covering 600,000 shares of common stock vesting pro-rata over a three year period (subject to acceleration if certain performance goals are met); (iv) a restricted stock grant of 300,000 shares of common stock vesting only if certain performance goals are met, (v) participation in the Company’s employee benefit plans and (vi) four (4) weeks of vacation.

The employment agreement contains severance provisions which provide that upon the termination of his employment without Cause (as described in the employment agreement) or his voluntary resignation for a Good Reason (as described in the employment agreement), Mr. Nyweide will receive severance compensation payable in a lump-sum of cash equal six (6) month’s base salary (increasing to twelve (12) months of base salary if terminated after the first year) and a pro rata bonus amount. The employment agreement further provides that if within 90 days prior to or two years after a change in control of the Company there occurs any termination of Mr. Nyweide for any reason other than for Cause or a voluntary resignation without a Good Reason, then the Company will be required to pay to Mr. Nyweide a one-time severance payment equal twelve (12) months base salary and a pro rata bonus. Mr. Nyweide also has an option to resign six months following a change in control and receive a severance payment of twelve (12) months base salary in certain circumstances. A copy of such employment agreement is filed herewith as Exhibit 10.1 and the foregoing description is qualified by reference to the full text thereof.

In connection with the appointment of Mr. Nyweide, Mr. Komar will serve as the Company’s Executive Chairman for up to three months to assist with the transition for a monthly salary of $11,250.  In addition, (i) on January 3, 2017, the Company and James T. McCubbin, the Company’s Executive Vice President, Chief Financial Officer, Secretary, and Treasurer, entered into an amendment to his employment agreement to extend the term of the agreement until March 31, 2018 and (ii) on January 9, 2017, the Company and Jin Kang, the Company’s Executive Vice President, Chief Operations Officer, Chief Executive Officer and President of WidePoint Integrated Solutions Corp., entered into an amendment to his employment agreement to extend the term of the agreement until December 31, 2017.  A copy of the respective amendments to the employment agreements are filed herewith as Exhibits 10.2 and 10.3, respectively, and the foregoing descriptions are qualified by reference to the full text thereof.

Item 7.01.	Regulation FD Disclosure.

On January 9, 2017, the Company issued a press release announcing the actions described above in Item 5.02. The Company is furnishing a copy of such press release as Exhibit 99.1 hereto, which is incorporated by reference herein.

Item 9.01(d).	Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement between the Company and Jeffrey O. Nyweide.

Exhibit 10.2	Amendment to Employment Agreement between the Company and James McCubbin.

Exhibit 10.3	Amendment to Employment Agreement between the Company and Jin Kang.

Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

/s/ James T. McCubbin
Date:	January 9, 2017	James T. McCubbin
Executive Vice President and Chief Financial Officer